As filed with the United States Securities and Exchange Commission on December 20, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMERON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0451843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700

Houston, Texas 77027
(713) 513-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad Eastman

Vice President and Deputy General Counsel

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

(713) 513-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David A. Sakowitz, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166-4193
(212) 294-6700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of the registration fee(3)

Common Stock, par value $0.01 per share	5,000,000	$66.83	$334,150,000	$43,038.52

(1)          Based upon the highest price, excluding interest, to be paid per share in connection with the original sale of the securities subject to the rescission offer covered by this registration statement. The price per share will range from $50.54118 to $66.8274 per share, depending on the price originally paid by the offeree. For purposes of this registration statement and the exhibits hereto, the price paid or received for the purchase or sale of shares during the purchase period is net of commissions and any other applicable trading fees.

(2)          Aggregate purchase price, excluding interest, estimated to be paid if the rescission offer covered by this registration is accepted in full.

(3)          Calculated pursuant to Rule 457(j) on the basis of the proposed maximum offering price described in footnote (2).

PROSPECTUS

CAMERON INTERNATIONAL CORPORATION

5,000,000 SHARES

CAMERON INTERNATIONAL CORPORATION RETIREMENT SAVINGS PLAN

RESCISSION OFFER

Under the terms and conditions described in this prospectus, we are offering to rescind (the “Rescission Offer”) the previous purchase of shares of Cameron International Corporation common stock, par value $0.01 per share (the “Shares”), by persons who acquired such Shares through the Cameron International Corporation Retirement Savings Plan (the “Plan”) from November 1, 2012 through October 31, 2013 (the “Purchase Period”).

The Rescission Offer applies to Shares purchased during the Purchase Period at net prices ranging from $50.54118 per Share to $66.8274 per Share. For purposes of this prospectus and the accompanying Cover Letter, Rescission Offer Acceptance Form and Rescission Offer Withdrawal Form, the price paid or received for the purchase or sale of Shares during the Purchase Period is net of commissions and any other applicable trading fees.

If you purchased Shares pursuant to the Plan during the Purchase Period and accept the Rescission Offer, you will receive:

•                                          In the event that you sold such Shares at a loss, an amount equal to the excess of the amount that you paid for the Shares over the proceeds from your sale of the Shares, plus interest.

•                                          In the event that you currently hold such Shares, upon your tender of the Shares to us by accepting the Rescission Offer, the amount that you paid for the Shares, plus interest from the date of the purchase. However, we will not repurchase Shares if the amount that you paid for the Shares, plus interest, is less than the fair market value of the Shares on the date of expiration of this Rescission Offer.

Although this prospectus uses the term “interest” when describing the calculation of the Rescission Offer price, the term is only intended to describe the method used to calculate the payment amount, and the payment is not considered interest for federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your Shares.

The Rescission Offer will expire at 4:00 p.m., U.S. Eastern Time, on January 21, 2014 (the “Expiration Date”), which is 32 days from the date of this prospectus. We have not retained an underwriter in connection with this Rescission Offer.

Our common stock is listed on the New York Stock Exchange under the symbol “CAM.”  The last reported sale price of our common stock (as reported on the New York Stock Exchange) on December 19, 2013 was $58.09 per share.

Our principal executive offices are located at 1333 West Loop South, Suite 1700, Houston, Texas 77027. Our telephone number is (713) 513-3300.

You may elect to accept the Rescission Offer by submitting a Rescission Offer Acceptance Form to us on or before the Expiration Date as set forth in this prospectus. You do not need to take any action to reject the Rescission Offer. If you fail to return the Rescission Offer Acceptance Form by the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register shares of our common stock represented by the Shares purchased pursuant to the Plan during the Purchase Period. In any event, any such claim may be barred by applicable statutes of limitations. See “Risk Factors — Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.”

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 7.

The Shares subject to the Rescission Offer may be deemed not to have been properly registered under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) for offer and sale to participants under the Plan because we have discovered that we may have inadvertently sold shares of our common stock to participants under the Plan in excess of the number of shares of our common stock registered with the SEC for sale to participants under the Plan. This prospectus is part of a Registration Statement on Form S-3 filed with the SEC to register these shares, regardless of whether you accept or reject the Rescission Offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2013

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Cameron,” “registrant,” “we,” “us,” and “our” refer to Cameron International Corporation.  The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context requires otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding our future market strength, order levels, revenues and earnings, cash generated from operations, capital expenditures and the use of existing cash balances and future anticipated cash flows. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and the negative of these terms.

Although we believe that the forward-looking statements contained or incorporated by reference herein are based on reasonable assumptions, our actual results may differ materially from those described in any such forward-looking statements. Any such statements are based on current expectations of our performance and are subject to a variety of factors, some of which are not under our control, but which can affect our results of operations, liquidity or financial condition. Such factors may include: our expectations regarding the effect of the Rescission Offer on the rescission or damage rights of Plan participants; the applicability of exemptions from state law with respect to the sale and issuance of the Shares and to the Rescission Offer; overall demand for, and pricing of, our products; the size and timing of orders; our ability to successfully execute large subsea and drilling projects that we have been awarded; the possibility of cancellations of orders in backlog; our ability to convert backlog into revenues on a timely and profitable basis; warranty and product liability claims; the impact of acquisitions we have made or may make; the potential impairment of goodwill related to such acquisitions; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which we do business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of our products and services. As a result, changes in oil and gas price expectations may impact the demand for our products and services and our financial results due to changes in cost structure, staffing and spending levels that we make in response thereto. Other risks, uncertainties and factors, including those discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements.

Because the information herein is based solely on data currently available, it is subject to change as a result of, among other things, changes in conditions over which we have no control or influence, and should not therefore be viewed as assurance regarding our future performance. Additionally, we are not obligated to make public disclosure of such changes unless required under applicable disclosure rules and regulations.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

The following questions and answers are intended to address briefly some commonly asked questions regarding our offer to rescind (the “Rescission Offer”) the previous purchase of shares of Cameron International Corporation common stock, par value $0.01 per share (the “Shares”), by persons who acquired such Shares through the Cameron International Corporation Retirement Savings Plan (the “Plan”) from November 1, 2012 through October 31, 2013 (the “Purchase Period”). These questions and answers do not address all questions that may be important to you as a participant in the Plan who acquired Shares during the Purchase Period. Please refer to “The Rescission Offer” beginning on page 8 and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully.

Q:                                  Why are you making the Rescission Offer?

A:                                   Plan participants can purchase shares of our common stock through the Plan. Shares can be purchased by participants through, for example, participant salary deferrals, rollover contributions, loan repayments, transfers between intra-plan investments and company matching contributions. The directed trustee of the Plan, T. Rowe Price Trust Company (the “Trustee”), purchases Shares on the open market and allocates Shares to participant Plan accounts in accordance with Plan transactions. Although the Shares are purchased in the open market by the Trustee and the Shares may be distributed only in cash, the Securities and Exchange Commission (the “SEC”) takes the position that the participants’ interests in the Plan are securities and that we are required to register the sale of these Shares to participants in the Plan with the SEC. We have discovered that we may have inadvertently sold shares of our common stock to participants under the Plan in excess of the number of shares of our common stock registered with the SEC for sale to participants under the Plan.

We are making the Rescission Offer with respect to 5,000,000 Shares sold pursuant to the Plan during the Purchase Period. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Shares by participants in the Plan. Generally, the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year, but in no event later than three years after the security was bona fide offered to the public.  Accordingly, in determining the beginning and end of the Purchase Period, we selected a date after which no unregistered sales of Shares were made under the Plan as the ending date of the Purchase Period, and a date that is twelve months earlier as the beginning date of the Purchase Period. Only current or former Plan participants who acquired Shares under the Plan during the Purchase Period are eligible to participate in the Rescission Offer. Non-employee members of our Board of Directors are not eligible to participate in the Plan and therefore are not eligible to participate in the Rescission Offer with respect to Shares sold under the Plan. Our current executive officers who purchased Shares pursuant to the Plan during the Purchase Period do not intend to participate in the Rescission Offer.

Q:                                  When does the Rescission Offer expire?

A:                                   The Rescission Offer expires at 4:00 p.m., U.S. Eastern Time, on January 21, 2014, which is 32 days from the date of this prospectus (the “Expiration Date”).

Q:                                  What will I receive if I accept the Rescission Offer?

A:                                   The answer to this question depends on whether you sold or currently hold the Shares purchased pursuant to the Plan during the Purchase Period:

•                  If you have sold Shares in the Plan at a loss, we will pay you an amount equal to the amount of the loss, plus interest at a rate of 12% per year. Interest will be paid on the amount that you originally paid for the Shares during the period from the date of your purchase of the Shares through the date of your sale of the Shares and on the loss that you realized from your sale of the Shares from the date of your sale through the Expiration Date.

•                  If you currently hold Shares in the Plan, we will repurchase the Shares for the amount that you paid for such Shares, plus interest at a rate of 12% per year. Interest will be paid on the amount that you originally paid for the Shares during the period from the date of your purchase of the Shares through the Expiration Date. However, we will not repurchase any Shares if the amount that you paid for the Shares, plus interest (to the Expiration Date), is less than the fair market value of the Shares as of the Expiration Date, as it would not be economically beneficial to you.

Q:                                  When and how will I receive payment for my Shares if I properly accept the Rescission Offer?

A:                                   If the Trustee or Plan record keeper receives a legible, properly completed Rescission Offer Acceptance Form from you on or before 4:00 p.m., U.S. Eastern Time, on the Expiration Date and Cameron determines that you are eligible to accept the Rescission Offer, Cameron expects that on or before January 30, 2014:

•                  If you still have a Plan account and are an active employee of Cameron, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your Plan account in accordance with your current investment elections for new contributions to the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your respective investment elections for each contribution type.

•                  If you do not have current investment elections on file, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your Plan account and invested in the Vanguard LifeStrategy Moderate Growth Fund.

•                  If you are no longer an active employee of Cameron, distributions from your Plan account will be managed in accordance with the terms of the Plan. To make a distribution election, contact T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325).

Cameron strongly encourages you to review the Plan Summary for the Plan, which contains additional information on distribution of account balances. To obtain a copy of the Plan Summary for the Plan, contact the Cameron Benefits Service Center at 1 (877) 694-7776. No payments in connection with the Rescission Offer will be made to you directly, but will instead be made to your account under the Plan. Payment of proceeds directly to you may result in adverse tax consequences. See “Material U.S. Federal Income Tax Consequences.” If you have questions about the Rescission Offer, you may call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325).

Q:                                  What interest rate will be used in calculating any amounts owed to me?

A:                                   We will use an annual interest rate of 12%, which has been selected based on the highest state statutory interest rate of the states in which the persons to whom we are making the Rescission Offer reside.

Q:                                  Does it matter whether I purchased Shares through salary deferrals, rollover contributions, loan repayments, company contributions or transfers between investment funds?

A:                                   No. All purchases of Shares made pursuant to the Plan during the Purchase Period will be considered when determining whether you are eligible to accept the Rescission Offer.

Q:                                  Am I required to accept the Rescission Offer?

A:                                   No. You are not required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary. If you are an employee of Cameron, acceptance or rejection of the Rescission Offer will not have any bearing or effect on your employment status.

Q:                                  Should I accept the Rescission Offer?

A:                                   You must make your own decision whether to accept the Rescission Offer. In general, it may be economically beneficial to you to accept the Rescission Offer if:

•                  you sold Shares that you purchased during the Purchase Period for a price that was less than what you paid for them; or

•                  you now hold Shares that you purchased during the Purchase Period that on the Expiration Date will be worth less than the Rescission Offer price for the Shares (the price that you paid for the Shares, plus interest through the Expiration Date).

However, in making your decision whether to accept the Rescission Offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the Rescission Offer (see “Material U.S. Federal Income Tax Consequences” below) and, if you now hold Shares that you purchased during the Purchase Period, the possibility that the value of such Shares may increase or decrease after the Expiration Date.

However, you should note that, under the terms of the Rescission Offer, we will not repurchase any Shares unless our records indicate that (1) you sold Shares that you purchased during the Purchase Period for a price that was less than what you paid for them or (2) you now hold Shares that you purchased during the Purchase Period that on the Expiration Date will be worth less than the Rescission Offer price for the Shares (the price that you paid for the Shares, plus interest through the Expiration Date).

Consequently, if you are unsure whether you sold Shares at a loss or you are unsure whether Shares that you continue to hold are likely to have a fair market value on the Expiration Date that is less than the Rescission Offer price, you may accept the Rescission Offer by signing and returning the Rescission Offer Acceptance Form that accompanies this prospectus and we will determine whether the criteria for the repurchase of your Shares described above are satisfied. Unless these criteria are satisfied, we will not repurchase your Shares pursuant to the Rescission Offer.

In applying these criteria, we will use an “average cost” principle in determining whether Shares were sold at a loss and whether you now hold Shares eligible for repurchase pursuant to the Rescission Offer. You should apply the same principle in determining whether to accept or reject the Rescission Offer. An example calculation using the average cost principle is included with the Rescission Offer Acceptance Form that accompanies this prospectus.

WE URGE YOU TO REVIEW THIS PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

If you have questions about the Rescission Offer acceptance process, you may call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325).

Q:                                  Where can I find information about my purchases and sales of Shares?

A:                                   Detailed information about your purchases of Shares during the Purchase Period and any subsequent sales of such Shares is available to you through your online account at T. Rowe Price. You can access your online account through www.rps.troweprice.com. If you need further assistance with accessing your account, if you do not have access to your online account,  or if you have questions about the Rescission Offer, you may call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325).

If your transaction history indicates that you sold Shares at a loss, acceptance of the Rescission Offer may be economically beneficial to you. The historical transaction information available to you through your online account can also assist you in determining whether you should accept the Rescission Offer if you now hold Shares that you bought during the Purchase Period. If you believe the value of a Share on the Expiration Date (taking into account the current fair market value of Cameron common stock) will be less than the amount that you paid during the Purchase Period for that Share plus interest to the Expiration Date, acceptance of the Rescission Offer may be economically beneficial to you. As of December 19, 2013, the closing sale price of our common stock (as reported on the New York Stock Exchange) was $[    .    58.09. To obtain the current fair market value of a Share during the period that the Rescission Offer is open and prior to the Expiration Date, you can access your online account.

Q:                                  Will the Rescission Offer affect my ability to direct transactions in my account?

A:                                   Yes. In order to ensure smooth processing of the Rescission Offer, if you accept the Rescission Offer and hold Shares purchased during the Purchase Period as of the Expiration Date, all transactions relating to your Plan account will be temporarily suspended. This temporary suspension is called a “blackout period.” As a result, you will be subject to the risk that, due to events in the securities markets, the value of your Plan account could significantly decline during this period and you would not be able to transfer funds in and out of the Plan’s investment options to avoid this result. For more information about the blackout period, see “Notice of Blackout Period,” below. The blackout period will commence at 4:00 p.m., U.S. Eastern Time, on January 24, 2014; the blackout period is anticipated to end at 9:00 a.m., U.S. Eastern Time, on January 30, 2014. You will be notified in the event that the blackout period is extended past such date.

Q:                                  What is the effect of the Rescission Offer on my ability to assert claims?

A:                                   The rights remaining to the recipients of a rescission offer are not clearly delineated under applicable federal or state securities laws. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer.

For a more detailed description of the effect of the Rescission Offer on any applicable federal securities law claims, see “Risk Factors — The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount” and “Risk Factors — Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer,” below.

Q:                                  May I accept the Rescission Offer in part?

A:                                   No. If you accept the Rescission Offer, then you must accept it for all Shares that were purchased during the Purchase Period that you still hold as well as all Shares that you purchased during the Purchase Period that were sold at a loss. However, as described above, if you accept the Rescission Offer, we will only repurchase those Shares that, as of the Expiration Date, have a fair market value that is less than the price that you paid for the Shares, plus interest (to the Expiration Date).

If you do not accept the Rescission Offer in full, you will be deemed to have rejected the Rescission Offer and you will retain ownership of all of your Shares and will not receive any payment for the Shares subject to the Rescission Offer.

Q:                                  What happens if I accept the Rescission Offer for Shares that I currently hold in my account but the amount I would receive for the Shares is less than the fair market value of the Shares on the Expiration Date?

A:                                   If you submit a Rescission Offer Acceptance Form, we will not repurchase those Shares for which the price per Share that you paid, plus interest (to the Expiration Date), is less than the fair market value of a Share as of the Expiration Date. Accordingly, those Shares will remain in your Plan account.

Q:                                  What do I need to do now to accept the Rescission Offer?

A:                                   You may mail or fax to us your Rescission Offer Acceptance Form. In order to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 4:00 p.m., U.S. Eastern Time, on January 21, 2014. The Rescission Offer Acceptance Form must be legible.

You may mail your Rescission Offer Acceptance Form to: T. Rowe Price Retirement Plan Services, Special Attn: Forms Enclosed, P.O. Box 17215, Baltimore, Maryland 21297-1215 (for overnight or express mail, T. Rowe Price Retirement Plan Services, Mail Code: 17215, 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903).

You may fax your Rescission Offer Acceptance Form to (410) 581-5176.

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk and delivery will be deemed made only when actually received by us at the address or fax number indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You may also call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325) to confirm that your Rescission Offer Acceptance Form was received.

THE TRUSTEE OR THE PLAN RECORD KEEPER MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 4:00 P.M., U.S. EASTERN TIME, ON

THE EXPIRATION DATE OF JANUARY 21, 2014. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. CAMERON WILL, IN ITS SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

All determinations with respect to the Rescission Offer Acceptance Form and the Rescission Offer (including issues relating to the timeliness or effectiveness of any election) will be made by Cameron, which determinations shall be final and binding.

Proceeds will be disbursed to your Plan account within six to ten business days following the Expiration Date of the Rescission Offer.

We recommend that you keep a record of your identification number printed on your Rescission Offer Acceptance Form. You will need to provide that identification number if you change your mind and decide to revoke your acceptance of the offer prior to the Expiration Date.

Q:                                  What do I need to do now to reject the Rescission Offer?

A:                                   You do not need to take any action to reject the Rescission Offer.

Q:                                  What happens if I do not return the Rescission Offer Acceptance Form?

A:                                   If you do not return the Rescission Offer Acceptance Form on or before the Expiration Date, you will be deemed to have rejected the Rescission Offer.

If you reject the Rescission Offer, you will not receive any payment with respect to the Shares subject to the Rescission Offer. In addition, the Shares that you now own and that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Q:                                  Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?

A:                                   Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before 4:00 p.m., U.S. Eastern Time, on the Expiration Date.

If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, then you may reject the Rescission Offer by completing and returning the Rescission Offer Withdrawal Form via mail or fax.

You may mail your Rescission Offer Withdrawal Form to: T. Rowe Price Retirement Plan Services, Special Attn: Forms Enclosed, P.O. Box 17215, Baltimore, Maryland 21297-1215 (for overnight or express mail, T. Rowe Price Retirement Plan Services, Mail Code: 17215, 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903).

You may fax your Rescission Offer Withdrawal Form to (410) 581-5176.

THE RESCISSION OFFER WITHDRAWAL FORM MUST BE LEGIBLE AND RECEIVED BY MAIL OR FAX AT THE ABOVE ADDRESS OR FAX NUMBER ON OR BEFORE 4:00 P.M., U.S. EASTERN TIME, ON THE EXPIRATION DATE OF JANUARY 21, 2014. OTHERWISE, YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON THE LAST EFFECTIVE RESCISSION OFFER ACCEPTANCE FORM SUBMITTED.

All determinations with respect to the Rescission Offer Withdrawal Form and the Rescission Offer (including issues relating to the timeliness or effectiveness of any election) will be made by Cameron, which determinations shall be final and binding.

If you choose to revoke your previous acceptance of the Rescission Offer, we recommend that you mail or fax the Rescission Offer Withdrawal Form sufficiently in advance of the Expiration Date to ensure its receipt by the Expiration

Date. The method for returning the Rescission Offer Withdrawal Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. Cameron will, in its sole discretion, determine whether your Rescission Offer Withdrawal Form has been properly completed and whether you are eligible to reject the Rescission Offer.

Q:                                  Does the Rescission Offer affect any loan repayments I am currently making to the Plan?

A:                                   If you have an outstanding loan from the Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of the Rescission Offer. However, new loan and distribution requests made during the blackout period will be delayed until after the blackout period ends. Any requests made during the blackout period do not need to be resubmitted after the blackout period ends.

Q:                                  Does the Rescission Offer affect my ability to invest in Cameron common stock through the Plan in the future?

A:                                   No. The Rescission Offer will not affect your ability to invest in Cameron common stock through the Plan in the future.

Q:                                  Who can help answer my questions?

A:                                   If you have questions regarding the Rescission Offer, you may call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325), Monday through Friday, except holidays, between the hours of 7:00 a.m. and 10:00 p.m. U.S. Eastern Time.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount.

It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our financial condition or liquidity.

Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

The rights remaining to the recipients of a rescission offer are not clearly delineated under applicable federal or state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission, if any, will be preserved. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The Rescission Offer may also affect your right of rescission and your right to damages, if any, under state law. We believe that the sale of the Shares that are the subject of the Rescission Offer was exempt from registration under state laws. Furthermore, we believe that the Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is precluded from asserting such claims as a result of the Rescission Offer.

Generally, the statute of limitations for enforcement of federal statutory rescission rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. Our Rescission Offer is not an admission that we did not comply with any federal and state registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you have.

You may not be permitted to conduct any transactions within your Plan account for a period of time following the Expiration Date.

If you accept the Rescission Offer and hold Shares purchased during the Purchase Period as of the Expiration Date, you will not be permitted to conduct any transactions with respect to your Plan account for a period of time following the Expiration Date. In such circumstances, you will be subject to the risk that, due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avoid or mitigate this result. In addition, any proceeds that you receive for the sale of Shares in the Rescission Offer will not be deposited into your Plan account for up to six to ten business days following the Expiration Date. If you still have a Plan account and are an active employee of Cameron, these proceeds will be allocated to your Plan account in accordance with your current investment elections for new contributions to the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your respective investment elections for each contribution type. If you do not have current elections on file, these funds will be credited to your Plan account and invested in the Vanguard LifeStrategy Moderate Growth Fund. In all cases, you will be subject to the risk that the purchase price of the applicable investment could increase in value prior to the reinvestment of proceeds in your account, resulting in a higher cost for such investment to each Plan participant. See “Notice of Blackout Period” below for additional information.

OUR COMPANY

We provide flow equipment products, systems and services to worldwide oil, gas and process industries through three business segments, Drilling and Production Systems, Valves & Measurement and Process & Compression Systems. We are a Delaware corporation and were incorporated in our current form on November 10, 1994. We operated as a wholly-owned subsidiary of Cooper Industries, Inc. until June 30, 1995, when we were spun off as a separate stand-alone company and renamed Cooper Cameron Corporation, combining the former Cooper and Cameron oil and gas-related product businesses. We subsequently changed our name to Cameron International Corporation in May 2006.  Today, we are a Fortune 500 company with annual revenues of $8.5 billion and a workforce of approximately 27,000 employees in more than 100 countries worldwide.

Our principal executive offices are located at 1333 West Loop South, Suite 1700, Houston, Texas 77027.  Our telephone number is (713) 513-3300.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

The Plan is a qualified defined contribution plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Plan is to provide a voluntary, systematic method for participants to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax and, where allowed, state, city and county income tax, on such compensation. T. Rowe Price Trust Company is the Trustee of the Plan.

Participants in the Plan can purchase Shares through the Plan. Shares can be purchased by participants through, for example, participant salary deferrals, rollover contributions, loan repayments, transfers between intra-plan investments and company matching contributions. The Trustee of the Plan purchases Shares on the open market and allocates Shares to participant Plan accounts in accordance with Plan transactions. Although the Shares are purchased in the open market by the Trustee and the Shares may be distributed only in cash, the SEC takes the position that the participants’ interests in the Plan are securities and that we are required to register these interests and the related sale of Shares to participants in the Plan with the SEC. We have discovered that we may have inadvertently sold shares of our common stock to participants under the Plan in excess of the number of shares of our common stock registered with the SEC for sale to participants under the Plan. Our inadvertent sale of shares of our common stock to participants under the Plan in excess of the number of shares of our common stock registered with the SEC for sale to participants under the Plan may have constituted violations of Section 5 of the Securities Act (which generally requires registration of offers and sales of securities) and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5).

We are making the Rescission Offer with respect to 5,000,000 Shares sold pursuant to the Plan during the Purchase Period. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Shares by participants in the Plan. In determining the beginning and end of the Purchase Period, we selected a date after which no unregistered sales of Shares were made under the Plan as the ending date of the Purchase Period, and a date that is twelve months earlier as the beginning date of the Purchase Period. Only Plan participants who acquired Shares under the Plan during the Purchase Period are eligible to participate in the Rescission Offer. Non-employee members of our Board of Directors are not eligible to participate in the Plan and therefore are not eligible to participate in the Rescission Offer with respect to Shares sold under the Plan. Our current executive officers who purchased Shares pursuant to the Plan during the Purchase Period do not intend to participate in the Rescission Offer.

Effect of the Rescission Offer

If you reject, fail to timely accept or fail to accept in full the Rescission Offer by 4:00 p.m., U.S. Eastern Time, on the Expiration Date of January 21, 2014, or if you accept the Rescission Offer but we determine that you are not eligible to accept the Rescission Offer under the terms set forth in this prospectus, you will be deemed to have rejected the Rescission Offer and you will retain ownership of the Shares and will not receive any payment for the Shares subject to the Rescission Offer. In addition, the shares of common stock included in the Shares that you now own that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Your acceptance of the Rescission Offer may preclude you from later seeking similar relief, if any is available. For federal securities law purposes, rejection of or the failure to accept a rescission offer may not terminate an offeree’s right to bring a civil action against the offeror for failure to register securities under the Securities Act before expiration of the applicable statute of limitations. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The above discussion relates primarily to your potential rescission rights and does not address the antifraud provisions of federal securities laws or rights under state securities laws, common law or equity. We believe that the sale and issuance of the Shares that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that this Rescission Offer is exempt from registration under state laws and thus need not comply with state laws regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with any applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer.

Generally, the federal statute of limitations for enforcement of such statutory rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. Statutes of limitations under state laws vary by state, with the limitation period under many state statutes not typically beginning until the facts giving rise to the violation are known. Our Rescission Offer is not an admission that we did not comply with any federal or state registration or disclosure requirement nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you may have or regarding any of your legal rights and remedies before deciding whether to accept or reject the Rescission Offer.

Terms of the Rescission Offer

If you purchased Shares through the Plan during the Purchase Period and have already sold such Shares at a loss, you may accept the Rescission Offer, in which case you will receive an amount equal to the amount that you paid for the Shares less the proceeds of the sale of the Shares, plus interest at a rate of 12% per year. Interest will be paid on the amount that you originally paid for the Shares from the date you purchased the Shares through the date you sold the Shares. Interest will also be paid on the loss that you realized from your sale of the Shares from the date of such sale through the Expiration Date.

If you currently hold Shares purchased through the Plan during the Purchase Period, you may accept the Rescission Offer, in which case the Trustee will sell the Shares back to us on your behalf and credit your Plan account with the amount that you paid for the Shares, plus interest at a rate of 12% per year on the amount that you originally paid for the Shares for the period from the date you purchased the Shares to the Expiration Date. However, we will not repurchase any Share if the price that you paid for the Share plus interest (to the Expiration Date) is less than the fair market value of the Share as of the Expiration Date, as it would not be economically beneficial to you.

For purposes of this Rescission Offer, we will take the price at which you purchased each Share on the date(s) of your purchases during the Purchase Period.  We will total all of your purchase prices for Shares during the Purchase Period and divide by the number of Shares that you purchased to determine a weighted average per share purchase price for your Shares. This principle, commonly called “average cost,” will be used by us in determining which Shares you sold at a loss and which Shares that you now hold are eligible for repurchase. The average cost principle should be used by you to help determine whether you wish to accept or reject the Rescission Offer. An example of the application of the average cost principle is included with the Rescission Offer Acceptance Form that accompanies this prospectus.

Because this Rescission Offer is being made, in part, to limit any contingent liability that we may have as a result of possible noncompliance with applicable U.S. federal securities law and registration requirements, and because the offerees to whom this Rescission Offer is being made reside in a variety of U.S. state jurisdictions, we believe that it is appropriate to use an annual interest rate of 12%, which has been selected based on the highest state statutory interest rate of the states in which the persons to whom we are making the Rescission Offer reside.

The Rescission Offer will expire at 4:00 p.m., U.S. Eastern Time, on the Expiration Date of January 21, 2014, which is 32 days from the date of this prospectus. If the Trustee or the Plan record keeper receives a legible and properly completed Rescission Offer Acceptance Form from you on or before the deadline specified in the preceding sentence, Cameron determines that you are eligible to accept the Rescission Offer and neither the Trustee or the Plan record keeper has received from you a completed Rescission Offer Withdrawal Form, Cameron expects that any proceeds to which you are entitled will be credited to your Plan account, or a Plan account established for you, within three to five business days following the Expiration Date.

If you still have a Plan account and are an active employee of Cameron, all proceeds resulting from your acceptance of the Rescission Offer will be credited to your Plan account in accordance with your current investment elections for new contributions to the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for each contribution type. If you do not have current investment elections on file, all proceeds resulting from acceptance of the Rescission Offer will be credited to your Plan account and invested in the Vanguard LifeStrategy Moderate Growth Fund. The Plan’s distribution rules vary based on your personal circumstances such as your account balance, age and employment status. As a result, you should review the Plan Summary for the Plan for more information on your Plan distribution options. No payments in connection with the Rescission Offer will be made to you directly, but will instead be made to your account under the Plan. Payment of proceeds directly to you may result in adverse tax consequences (see “Material U.S. Federal Income Tax Consequences”).

As of December 19, 2013, the closing sale price of our common stock (as reported on the New York Stock Exchange) was $58.09 per share. The table below sets forth the high and low sales price of our common stock for each of the fiscal quarters during which the Purchase Period occurred.

	Fiscal Year 2013					Fiscal Year 2012
	4th Quarter		3rd Quarter	2nd Quarter	1st Quarter	4th Quarter

High	$66.09	*	$66.12	$65.51	$67.42	$57.78
Low	$52.50	*	$54.83	$57.72	$56.40	$47.62

* Through December 19, 2013

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

Acceptance of the Rescission Offer is optional. Generally, acceptance of the Rescission Offer is economically beneficial only if you have sold Shares purchased during the Purchase Period at a loss or if you currently hold Shares purchased during the Purchase Period and the fair market value of a Share on the Expiration Date is less than the price that you paid for the Share, plus interest (to the Expiration Date).

You may accept your Rescission Offer by mail or fax. In order to accept the Rescission Offer, you must complete the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by the Trustee or the Plan record keeper on or before 4:00 p.m., U.S. Eastern Time, on January 21, 2014. The Rescission Offer Acceptance Form must be legible.

You may mail your Rescission Offer Acceptance Form to: T. Rowe Price Retirement Plan Services, Special Attn: Forms Enclosed, P.O. Box 17215, Baltimore, Maryland 21297-1215 (for overnight or express mail, T. Rowe Price Retirement Plan Services, Mail Code: 17215, 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903).

You may fax your Rescission Offer Acceptance Form to (410) 581-5176.

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk and delivery will be deemed made only when actually received by the Trustee or Plan record keeper at the address or fax number indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You can also call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325) to confirm that your Rescission Offer Acceptance Form was received.

THE TRUSTEE OR THE PLAN RECORD KEEPER MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 4:00 P.M., U.S. EASTERN TIME, ON JANUARY 21, 2014, THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. CAMERON WILL, IN ITS SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

All determinations with respect to the Rescission Offer Acceptance Form and the Rescission Offer (including issues relating to the timeliness or effectiveness of any election) will be made by Cameron, which determinations shall be final and binding.

Proceeds will be disbursed to your Plan account within three to five business days following the Expiration Date.

How to reject the Rescission Offer

You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, you may reject the Rescission Offer by completing and returning the Rescission Offer Withdrawal Form. You may mail your Rescission Offer Withdrawal Form to: T. Rowe Price Retirement Plan Services, Special Attn: Forms Enclosed, P.O. Box 17215, Baltimore, Maryland 21297-1215 (for overnight or express mail, T. Rowe Price Retirement Plan Services, Mail Code: 17215, 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903). You may fax your Rescission Offer Withdrawal Form to (410) 581-5176.

IF YOU HAVE PREVIOUSLY ACCEPTED THE RESCISSION OFFER AND YOU CHANGE YOUR MIND, THE TRUSTEE OR THE PLAN RECORD KEEPER MUST RECEIVE A COMPLETED AND LEGIBLE RESCISSION OFFER WITHDRAWAL FORM BY MAIL OR FAX AT THE ABOVE ADDRESS OR FAX NUMBER ON OR BEFORE 4:00 P.M., U.S. EASTERN TIME, ON THE EXPIRATION DATE OF JANUARY 21, 2014. OTHERWISE, YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON THE LAST EFFECTIVE RESCISSION OFFER ACCEPTANCE FORM SUBMITTED.

All determinations with respect to the Rescission Offer Withdrawal Form and the Rescission Offer (including issues relating to the timeliness or effectiveness of any election) will be made by Cameron, which determinations shall be final and binding.

IF YOU FAIL TO NOTIFY THE TRUSTEE OR THE PLAN RECORD KEEPER IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO 4:00 P.M., U.S. EASTERN TIME, ON JANUARY 21, 2014, THE EXPIRATION DATE, OR ATTEMPT TO ONLY ACCEPT THE RESCISSION OFFER IN PART, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT UNDER THE FEDERAL SECURITIES LAWS TO BRING A CIVIL ACTION AGAINST CAMERON FOR FAILURE TO REGISTER THE SHARES INCLUDED IN THE RESCISSION OFFER. HOWEVER, FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES, BUT IN NO EVENT LATER THAN THREE YEARS FROM THE DATE SUCH SHARES WERE BONA FIDE OFFERED TO THE PUBLIC.

If you have questions regarding how to reject the Rescission Offer, you may call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325).

Funding the Rescission Offer

We have sufficient funds available to pay for the purchase of any Shares that may be tendered to us as a result of the Rescission Offer.

Questions about the Rescission Offer

If you have questions about the Rescission Offer, you may call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325). If you have any questions about accessing your transaction history, you can find more information by accessing your account at www.rps.troweprice.com. If you need further assistance or if you do not have access to your online account, you should call T. Rowe Price at 1 (800) 922-9945 (TDD: 1 (800) 521-0325), Monday through Friday, except holidays, between the hours of 7:00 a.m. and 10:00 p.m., U.S. Eastern Time, to request a detailed listing of your transactions by mail or fax.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and only applies if you are an individual and are subject to U.S. federal income tax.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the U.S. federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.

Your acceptance or rejection of the Rescission Offer, the sale of the Shares pursuant to the Rescission Offer or the receipt of the specified payment if you had previously sold your Shares at a loss are not considered to be taxable events for federal income tax purposes. If you currently have a Plan account and are an active employee of Cameron, your proceeds from the Rescission Offer will be credited to your Plan account and will be invested in accordance with your current investment elections in the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your respective investment elections for each contribution type. If you do not have current investment elections on file, your proceeds from the Rescission Offer will be credited to your Plan account and invested in the Vanguard LifeStrategy Moderate Growth Fund. Any subsequent withdrawal or distribution from the Plan (including amounts attributable to the proceeds of the Rescission Offer) will generally be taxable to you (or your beneficiary, if applicable) as ordinary income, like any other Plan distribution or withdrawal. In addition, a ten percent income tax penalty may be imposed in cases of some early withdrawals from the Plan, including proceeds of the Rescission Offer.

If you have directed and caused a full distribution from the Plan and no longer have an individual account in the Plan, a new Plan account will be established for you and any amounts paid in respect of the Rescission Offer will be credited to your prior Plan account and will be distributed to you in accordance with the Plan’s distribution rules. The Plan’s distribution rules vary based on your personal circumstances such as your account balance, age and employment status. As a result, you should review the Plan Summary for the Plan for more information on your distribution options. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If you (or your beneficiary, if applicable) receive a distribution from the Plan that includes the proceeds from the Rescission Offer and such distribution is not rolled over, such distribution (including amounts attributable to the Rescission Offer) will generally be taxable as ordinary income to you (or your beneficiary) as described above. Also, if the amounts are not rolled over into an individual retirement account or other qualified plan, an additional ten percent income tax penalty may be imposed depending on your age at the time of distribution.

To ensure compliance with U.S. Treasury Department Circular 230, we inform you that the preceding discussion (and any other discussion of U.S. federal tax issues herein) is written in connection with the promotion or marketing of the Rescission Offer and is not intended to be relied upon, and cannot be relied upon) by a participant in such offer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code. Each prospective participant in the Rescission Offer should seek advice based on his or her own particular circumstances from an independent tax advisor.

USE OF PROCEEDS

We will receive no proceeds from the Rescission Offer.

NOTICE OF BLACKOUT PERIOD

This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. Section 2520.101-3, to the extent such requirements apply to the Rescission Offer. Accordingly, this notice is intended to inform affected participants (and beneficiaries) of the Plan of a “blackout period” during which their right to direct or diversify their Plan investments may be temporarily suspended.

If you accept the opportunity to participate in this Rescission Offer and you hold Shares in your Plan account on the Expiration Date, all transactions related to your Plan account will be temporarily suspended. The temporary suspension is called a “blackout period”. The blackout period will begin at 4:00 p.m., U.S. Eastern Time, on January 24, 2014, and will end at 9:00 a.m., U.S. Eastern Time, on January 30, 2014. You will be notified in the event that the blackout period is extended past January 30, 2014.

The blackout period is required to ensure smooth processing of the Rescission Offer. The Trustee will not permit any transactions related to your Plan account during the blackout period. This means:

•                  you will be unable to direct or diversify your investments in your Plan account during the blackout period; and

•                  all requests for loans and distributions (including hardship distributions) will be delayed until after the blackout period ends (any requests made during the blackout period do not need to be remade once the blackout period ends).

You will need to initiate any requests prior to 4:00 p.m., U.S. Eastern Time, on the date the blackout begins for those requests to take effect. It is important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify investments in your Plan account during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, such as Cameron, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Our common stock may have a wide price swing during the blackout period resulting in a large loss, and you will not be able to direct the sale of Shares from your Plan account during the blackout period.

If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact the Cameron Benefits Service Center at (877) 694-7776. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

For additional information and limitations on investments in the Plan and how to direct investment of your Plan account, see the Plan Summary for the Plan. To obtain a copy of the Plan Summary for the Plan, please contact the Cameron Benefits Service Center at 1 (877) 694-7776.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can access the information that we have filed electronically with the SEC. General information about us, including our SEC filings, is available free of charge through our website, www.c-a-m.com. Information on our website is not incorporated by reference into this prospectus or our other SEC filings and is not a part of this prospectus. Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC that registers the offer and sale of the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the accompanying exhibits for more information about us and the securities covered by this prospectus. The registration statement and the accompanying exhibits are available at the SEC’s Public Reference Room or through its Internet site.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Except to the extent that the information therein is furnished and not filed pursuant to any Current Report on Form 8-K, we incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the Expiration Date of the Rescission Offer:

•                  our Annual Report on Form 10-K for the year ended December 31, 2012, as filed on February 22, 2013;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed on April 29, 2013, July 29, 2013 and October 29, 2013, respectively;

•                  our Current Reports on Form 8-K filed on February 6, 2013, May 9, 2013, June 25, 2013, July 1, 2013 and July 2, 2013; and

•                  the description of our common stock contained in the registration statement on Form 8-A filed on July 27, 1995.

You may request a copy of any of these filings, other than an exhibit to a filing unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

Attention: Corporate Secretary

(713) 513-3300

LEGAL MATTERS

Certain legal matters relating to the securities to be offered hereby will be passed upon for us by Brad Eastman, Vice President and Deputy General Counsel.

EXPERTS

The consolidated financial statements of Cameron International Corporation incorporated by reference in the Annual Report on Form 10-K of Cameron International Corporation for the year ended December 31, 2012 (including the schedule included therein), and the effectiveness of internal control over financial reporting of Cameron International Corporation as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

The following is an itemized statement of the expenses expected to be incurred by Cameron in connection with the Rescission Offer. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$43,038
Accounting fees and expenses	35,000
Printing and mailing fees	0
Legal fees and expenses	160,000
Miscellaneous	11,962
Total	$250,000

Item 15.         Indemnification of Directors and Officers.

Statutory Indemnification. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 102(b)(7) of the DGCL (“Section 102(b)”) authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Amended Certificate of Incorporation (the “Certificate”) limits the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

Contractual Indemnification.   The Certificate and our bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements we have entered into with our directors and executive officers. The Certificate limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

We have entered into indemnification agreements with each of our directors, executive officers and certain other designated officers under which we have agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.

In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, we must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

In the case of a proceeding by us, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to us or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.

If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, we will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.

In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to us, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.

Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

We must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after our receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.

If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, we are required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

Item 16.         Exhibits.

Exhibit Number	Description

3.1

Restated Certificate of Incorporation of Cameron International Corporation, dated May 11, 2012, filed as Appendix C to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2012, and incorporated herein by reference.

3.2	Bylaws of Cameron International Corporation filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 18, 2012, and incorporated herein by reference.

4.1

Cameron International Corporation Retirement Savings Plan, as amended and restated effective January 1, 2013 (the “Savings Plan”), filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-8 filed with the SEC on November 1, 2013, and incorporated herein by reference.

4.2

First Amendment to the Savings Plan, dated May 20, 2013, filed as Exhibit 4.2 to the registrant’s Registration Statement on Form S-8 filed with the SEC on November 1, 2013, and incorporated herein by reference.

4.3

Second Amendment to the Savings Plan, dated September 9, 2013, filed as Exhibit 4.3 to the registrant’s Registration Statement on Form S-8 filed with the SEC on November 1, 2013, and incorporated herein by reference.

5.1*	Opinion of Brad Eastman.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Brad Eastman (included in his opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Form of cover letter to Rescission Offer participants.

99.2*	Form of Rescission Offer Acceptance Form.

99.3*	Form of Rescission Offer Withdrawal Form.

*         Filed herewith.

Item 17.         Undertakings.

The undersigned registrant hereby undertakes:

(a) (1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 20, 2013.

CAMERON INTERNATIONAL CORPORATION

By:	/s/ Jack B. Moore
Jack B. Moore
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Cameron International Corporation hereby severally constitute Jack B. Moore, William C. Lemmer, Grace B. Holmes and Brad Eastman and each of them singly our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below this Registration Statement on Form S-3 filed herewith and any and all amendments thereto, and generally do all such things in our name and on our behalf in our capacities as officers and directors to enable Cameron International Corporation to comply with the provisions of the rules and regulations of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them, this Registration Statement on Form S-3 and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ Jack B. Moore	Chairman of the Board, President and
Jack B. Moore	Chief Executive Officer (Principal Executive Officer)

/s/ Charles M. Sledge	Senior Vice President and Chief Financial Officer
Charles M. Sledge	(Principal Financial Officer)

/s/ Christopher A. Krummel	Vice President, Controller and
Christopher A. Krummel	Chief Accounting Officer (Principal Accounting Officer)

/s/ C. Baker Cunningham	Director
C. Baker Cunningham

/s/ Sheldon R. Erikson	Director
Sheldon R. Erikson

/s/ Peter J. Fluor	Director
Peter J. Fluor

/s/ Douglas L. Foshee	Director
Douglas L. Foshee

/s/ James T. Hacket	Director
James T. Hacket

/s/ Rodolfo Landim	Director
Rodolfo Landim

/s/ Michael E. Patrick	Director
Michael E. Patrick

/s/ Jon Erik Reinhardsen	Director
Jon Erik Reinhardsen

/s/ David Ross	Director
David Ross

/s/ Bruce W. Wilkinson	Director
Bruce W. Wilkinson

Director
H. Paulett Eberhart

EXHIBIT INDEX

Exhibit Number	Description

3.1

Restated Certificate of Incorporation of Cameron International Corporation, dated May 11, 2012, filed as Appendix C to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2012, and incorporated herein by reference.

3.2	Bylaws of Cameron International Corporation filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 18, 2012, and incorporated herein by reference.

4.1

Cameron International Corporation Retirement Savings Plan, as amended and restated effective January 1, 2013 (the “Savings Plan”), filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-8 filed with the SEC on November 1, 2013, and incorporated herein by reference.

4.2

First Amendment to the Savings Plan, dated May 20, 2013, filed as Exhibit 4.2 to the registrant’s Registration Statement on Form S-8 filed with the SEC on November 1, 2013, and incorporated herein by reference.

4.3

Second Amendment to the Savings Plan, dated September 9, 2013, filed as Exhibit 4.3 to the registrant’s Registration Statement on Form S-8 filed with the SEC on November 1, 2013, and incorporated herein by reference.

5.1*	Opinion of Brad Eastman.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Brad Eastman (included in his opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Form of cover letter to Rescission Offer participants.

99.2*	Form of Rescission Offer Acceptance Form.

99.3*	Form of Rescission Offer Withdrawal Form.

*                                                   Filed herewith.